                                                                      EXHIBIT 23




                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lance, Inc.:


We consent to incorporation by reference in Registration Statements No. 2-77150, No. 2-88540 and No. 33-41866 of Lance, Inc. on Form S-8 of our report dated February 20, 1995 relating to the consolidated balance sheets of Lance, Inc.
and subsidiaries as of December 31, 1994 and December 25, 1993, and the related consolidated statements of income and retained earnings and cash flows for the three-year period ended December 31, 1994, which report appears in or is incorporated by reference in the December 31, 1994 annual report on Form 10-K of Lance, Inc.


                                        KPMG PEAT MARWICK LLP




Charlotte, North Carolina
March 29, 1995